UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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YRC WORLDWIDE INC.

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EMPLOYEE COMMUNICATION

To: YRC Worldwide employees

We have consistently achieved milestones in delivering our comprehensive plan, and on Wednesday, Feb. 17, we will hold a special shareholder meeting to finalize important steps.The YRCW board of directors has unanimously approved proposed amendments to our certificate of incorporation: to reduce the par value of our common stock and to increase the amount of authorized shares, and effect a reverse stock split and proportionately reduce the number of authorized shares.

Shareholders are encouraged to vote yes on the amendments by 11:59 p.m. Tuesday, Feb. 16. All shareholders as of Jan. 4, 2010 – including employees with YRCW shares in their 401(k) plan – who received proxy materials should vote. Failure to vote is considered a “no” vote.

•	If you have not voted, or cannot remember if you voted, you can vote by following the instructions in your proxy materials.

•	If you previously voted no, you can change your vote to yes by voting again. Only your latest dated proxy counts.

•	If you received proxy materials but misplaced them, you can still vote. Follow these instructions to obtain new proxy cards: http://intranet.yrcweb.com/news/2010/0209_shareholder.html.

A majority “yes” vote is important to positioning YRC Worldwide for the future and securing the stronger financial foundation we’ve been laying out.

All employees with voting rights are encouraged to vote today and to vote yes on all three proposals.

Thank you,

Bill Zollars

Chairman & CEO

YRC Worldwide